July 31, 2006

ENVIRO-TECH LTD

318 North Carson Street

Carsin City, Nevada

89701-4299

Attention:  Andrea Elgueta

Dear Sirs:

Re: Denain Property

The purpose of this letter is to set out the terms and conditions upon which Grandcru Resources Corporation (“Grandcru”) would agree to sell, and Enviro-Tech Ltd. (“BUYER”) would agree to purchase, Grandcru’s title to and interests in the Denain Property  as more particularly described in Schedule “A” which is attached hereto (the “Property”).

Effective as of the date this letter is agreed and accepted by BUYER (the “Effective Date”), this letter is intended to and does create binding and enforceable legal agreements and obligations between Grandcru and BUYER with respect to the matters addressed herein, and the obligations of Grandcru and BUYER to conclude the transactions contemplated by this letter are subject only to the conditions outlined under the heading “Conditions to Closing”.

In consideration of the mutual covenants and agreements contained in this agreement, our agreement is as follows:

Purchase Terms

Subject to the terms and conditions contained in this agreement, Grandcru and BUYER hereby agree that at the closing Grandcru shall sell, assign and transfer to BUYER (or to the entity designated by BUYER), and BUYER shall purchase, all of Grandcru’s title to and interests in the Property.  The purchase price for Grandcru’s interest in the Property shall be comprised of cash payments totalling US $1,000 and the issuance to Grandcru of 25,000 common shares in the capital of BUYER (the “Common Shares”), such payments to be made and such shares to be issued in accordance with the following:

Payments and Shares to be Issued to Grandcru:
Date	Amount of Payment	Number of Common Shares
On closing	US $1,000	25,000

Conditions to Closing

The obligations of the parties to conclude the transactions contemplated by this agreement are subject to the following conditions:

•

The receipt by Grandcru and BUYER of all necessary regulatory, governmental, shareholder or other approvals with respect to the transactions contemplated by this agreement.

•

The approval of this agreement and the transactions contemplated by this agreement by the Board of Directors of each of Grandcru and BUYER.

•

Completion of due diligence investigations by BUYER with respect to Grandcru’s title to and interests in the Property within 30 days of the Effective Date, the results of which shall be satisfactory to BUYER, in its sole discretion.

Representations

(a)

Grandcru represents and warrants to BUYER that it has good and marketable title to the Property, free and clear of all encumbrances other than those reflected in the Underlying Agreements or otherwise disclosed to BUYER in writing, and has the legal right and authority to sell to BUYER all of its interest in the Property.

(b)

Grandcru represents and warrants to BUYER that, except as disclosed to BUYER in writing, all royalties and other payments and taxes related to the Property, the Underlying Agreements and otherwise to Grandcru’s interest in the Property, have been timely and properly paid in full, and that there are no accrued and unpaid amounts in respect of any such payments.

(c)

The parties each represent and warrant to the other party that it has due and sufficient right and authority to enter into this agreement on the terms and conditions herein set forth, and that this agreement constitutes a valid and binding obligation of each such party, enforceable in accordance with its terms.

Access to and Return of Information

Immediately following execution and delivery of this agreement by both parties, Grandcru agrees to provide BUYER, or its representatives, access to the books, records, financial statements, and other records and information relating to the Property and Grandcru’s title to and interests therein, and all other information about the Property and Grandcru’s title to and interests therein reasonably requested by BUYER, to enable BUYER to complete its due diligence investigations with respect to Grandcru’s title to and interests in the Property.  BUYER agrees that it will use such information only for the purpose of enabling it to determine if it wishes to complete the transactions contemplated by this agreement.

If the transactions contemplated by this agreement are not completed, BUYER agrees that it will promptly return or provide to Grandcru any information obtained by it in connection with its due diligence investigations (including any information provided to BUYER by Grandcru in accordance with this section).  This section shall survive any termination of this agreement.

Due Diligence Investigations

BUYER shall be under no obligation to continue with its due diligence investigations or to consummate the transactions contemplated by this agreement if, at any time, the results of its due diligence investigation are not satisfactory to BUYER for any reason in its sole discretion.

Non-Disclosure and Confidentiality

Each party agrees that it will not, without the prior written consent of the other party, disclose publicly or to any third party the terms and conditions of this agreement or the subsequent negotiations between the parties, except as required by law.  In particular, each party agrees to provide the other with reasonable opportunity to review any proposed public disclosure with respect to this agreement or the transactions contemplated thereby.  In addition, each party acknowledges that as part of the transactions contemplated by this agreement, it may come into possession of material non-public information regarding the other party.  Each party agrees to keep such information strictly confidential and to use such information only for purposes of the transactions contemplated in this agreement.  For greater certainty, nothing in this section shall prevent a party from disclosing confidential information about the other party to its own directors, officers, employees or advisors who need to know such information in order to assist such party in completing the transactions contemplated in this agreement.  This section shall survive any termination of this agreement.

Costs and Fees

Both Grandcru and BUYER shall be responsible for payment of their own expenses, including legal and accounting fees, in connection with the execution of this agreement and the transactions contemplated hereby, whether or not such transactions are completed.

Legal Jurisdiction

This letter shall be governed by and construed under the laws applicable in the Province of British Columbia, Canada.

Time of the Essence

Time shall be of the essence of this letter agreement.

If the terms of this agreement represent an adequate summary of our discussions to date, would you kindly signify your understanding by signing the copy of this letter agreement in the space indicated, the parties will proceed with an application for approval of the transaction from the TSX Venture Exchange.

Yours truly,

GRANDCRU RESOURCES CORPORATION

Per:  /s/ W. Glen Zinn

W. Glen Zinn, President and CEO

BUYER hereby accepts the above terms this 2 day of August, 2006

Per: /s/ Andrea Elgueta

ANDREA ELGUETA, President

SCHEDULE “A”

PROPERTY DESCRIPTION